Exhibit (10)LL

January 14, 2016

Tina Tyler

Re:    Short-Term Incentive Plan

Dear Tina:

This letter establishes the terms on which you may be eligible for a bonus under Target’s 2015 Short-Term Incentive Plan, given that you were employed for over 11 months of fiscal 2015.

Target’s Short-Term Incentive Plan brochure states that you must be employed at the time of bonus payment, currently scheduled for March 2016, to be eligible for bonus compensation. As part of your overall separation package from Target, which includes the Income Continuance Agreement and Non-Competition, Non-Solicitation and Confidentiality Agreement, you will be eligible for a full fiscal 2015 short-term incentive payout opportunity under Target’s Short-Term Incentive Plan.

This bonus opportunity will be based on the bonus program terms in effect on the date your employment ended, except that you will be eligible for a bonus calculated as if you were employed through the payment date. It will be calculated using Target’s actual financial performance for fiscal 2015, as certified by the Human Resources and Compensation Committee, and the median of the last three personal review scores you received. Any such bonus will be paid in accordance with Target’s customary practice.

Please let me know if you have any questions about this matter.

Sincerely,

/s/ Jodee Kozlak

Jodee Kozlak
Executive Vice President & Chief Human Resources Officer
Target Corporation